SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

   NEW ENGLAND FUNDS TRUST I, NEW ENGLAND FUNDS TRUST II, NEW
 ENGLAND CASH MANAGEMENT TRUST and NEW ENGLAND TAX EXEMPT MONEY
                          MARKET TRUST
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      (Name of each Registrant as Specified In Its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant)

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     14a-6(j)(2).
[_]  $500 per each party to the controversy pursuant to Exchange
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[_]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.
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(1)  Title of each class of securities to which transaction
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     computed pursuant to Exchange Act Rule 0-11 (Set forth the
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(4)  Proposed maximum aggregate value of transaction:
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[_]  Check box if any part of the fee is offset as provided by
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

December 14, 1995



Dear New England Funds Shareholder:

We recently mailed you proxy material for the special meeting of shareholders, to be held on Thursday, December 28, 1995.
According to our records, we have not yet received your proxy.
If you have returned your vote, thank you for responding.

Included with the proxy material is a flyer giving an overview of the questions and summarizing all proposals. Please refer to it before acting on the proxy.

Since we mailed the initial proxy material, we have received several calls from shareholders regarding Proposal 1, The New England/Metropolitan Life Merger. Here's a brief explanation of this proposal. The New England owns a controlling interest in New England Investment Companies (NEIC), which is the parent company of the investment advisers for most of the New England Funds. Because Metropolitan Life will have controlling interest of NEIC after the merger, our shareholders are required to vote on this merger. As we mentioned in the flyer enclosed, the merger will NOT impact management, investment objectives or fees for your
New England Fund(s).

Although we would appreciate votes from all shareholder accounts, we have only sent this second request to large accounts. This is why ballots for all your accounts may not be enclosed. Please sign, date and mail the enclosed proxy ballot(s) in time for us to receive it before the upcoming meeting. Should you have any questions, please call us at 800-225-5478.

Thank you for your cooperation and prompt response.

Sincerely,


/s/HENRY L.P. SCHMELZER            /s/PETER S. VOSS
Henry L.P. Schmelzer               Peter S. Voss
President                          Chairman of the Board and
                                   Chief Executive Officer